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                                                                  EXHIBIT 3.1(a)


                          CERTIFICATE OF AMENDMENT TO
                    RESTATED CERTIFICATE OF INCORPORATION OF
                     FIRST FINANCIAL CARIBBEAN CORPORATION
                          (REGISTRATION NUMBER 29,324)


     First Financial Caribbean Corporation (the "Corporation"), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, does hereby certify:

     FIRST:    That at a meeting of the Board of Directors of the Corporation, duly held and convened on July 10, 1997, resolutions were duly adopted approving the following amendments (the "Amendments") to the Restated Certificate of Incorporation of the Corporation and declaring said Amendments advisable.

     SECOND:   That Article FIRST of the Restated Certificate of Incorporation
be amended to read in its entirety as follows:

               "FIRST: The name of the Corporation (hereinafter called the "Corporation") is DORAL FINANCIAL CORPORATION."

     THIRD:    That the first paragraph of Article FOURTH of the Restated
Certificate of Incorporation shall be amended to read in its entirety as follows:


                "FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 52,000,000 shares, consisting of 50,000,000 shares of Common Stock, $1.00 par value, and 2,000,000 shares of Serial Preferred Stock, $1.00 par value."

     FOURTH:   That at a Special Meeting of Shareholders of the Corporation held on September 22, 1997, the inspectors of election appointed for the purpose of conducting and tabulating the votes of the shareholders for and against the adoption of the Amendments, executed and delivered a certificate to the effect that more than a majority of the issued and outstanding stock of the Corporation



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entitled to vote on the Amendments voted in favor of each of said Amendments.

     FIFTH:    That the Amendments have been adopted in accordance with the provisions of Article 8.01 of the Puerto Rico General Corporation Law of 1995.


     IN WITNESS WHEREOF, First Financial Caribbean Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Zoila Levis, its President and Richard F. Bonini, its Secretary, this 22nd day of September, 1997.

                                                /s/ Zoila Levis
                                                -----------------------------
                                                      Zoila Levis
                                                       President

[Corporate Seal]

                                                /s/ Richard F. Bonini
                                                -----------------------------
                                                    Richard F. Bonini
                                                        Secretary